Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Akanda Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

				Proposed Maximum
	Security	Fee Calculation	Amount Registered(1)	Offering Price Per	Maximum Aggregate Offering		Amount of Registration
Security Type	Class Title	Rule	(2)	Unit(3)	Price(3)	Fee Rate	Fee
Equity	Common Shares	457(c) and 457(h)	140,746	$0.74	$104,152.04	0.00011020	$11.48
Total Offering Amounts					$104,152.04		$11.48
Total Fee Offsets (4)							—
Net Fee Due							$11.48

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares (“Common Shares”) of Akanda Corp. (the “Company”) that become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding Common Shares.

(2)	Represents 140,746 Common Shares that were added to the Common Shares authorized for issuance under the Akanda Corp. 2021 Equity Incentive Plan (the “Plan”). Pursuant to the Plan the aggregate number of Common Shares reserved for issuance pursuant to awards granted under the Plan shall not exceed 20% of the Company’s total issued and outstanding Common Shares from time to time. The Plan is considered an “evergreen” plan, since the Common Shares covered by awards which have been exercised or terminated shall be available for subsequent grants under the Plan and the number of awards available to grant increases as the number of issued and outstanding Common Shares increases.

(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the Common Shares on the Nasdaq Capital Market on June 30, 2023.

(4)	The Registrant does not have any fee offsets.